As filed with the Securities and Exchange Commission on October 26, 2004
Registration No. 333-119952

U.S. SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

AMENDMENT NUMBER ONE TO

Form SB-2
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

Gateway Financial Holdings, Inc.

(Name of small business issuer in its charter)

North Carolina	6712	56-2264354
(State of Organization)	(Primary Standard Industrial Classification Code Number)	(IRS Employer Identification Number)

1145 North Road Street

Elizabeth City, North Carolina 27909
(252) 334-1511
(Address and telephone number of principal executive offices)

D. Ben Berry, President

Gateway Financial Holdings, Inc.
1145 North Road Street
Elizabeth City, North Carolina 27909
(252) 334-1511
(Name, address and telephone number of agent for service)

Copies to:

Ronald D. Raxter, Esq. Maupin Taylor, P.A. Highwoods Tower One, Suite 500 3200 Beechleaf Court Raleigh, NC 27604 (919) 981-4304	Anthony Gaeta, Jr., Esq. Todd H. Eveson, Esq. Gaeta & Associates, P.A. 8305 Falls of the Neuse Road, Suite 203 Raleigh, NC 27615 (919) 845-2558

      Approximate date of commencement of proposed sale to public: As soon as practicable after the effective date of this Registration Statement.

      If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.     ☒     333-119072

      If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.     ☐

      If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.     ☐

      If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box.     ☐

      This Registration Statement shall become effective upon filing with the Commission in accordance with Rule 462(d) under the Securities Act of 1933.

EXPLANATORY NOTE

      This Registration Statement is being filed with the Securities and Exchange Commission pursuant to Rule 462(d) under the Securities Act of 1933, as amended. This Registration Statement relates to the public offering by the Registrant contemplated by the Registration Statement on Form SB-2, Registration Number 333-119072, originally filed with the Securities and Exchange Commission on September 16, 2004 (including exhibits thereto), as amended by Amendment No. 1 filed October 13, 2004 (including exhibits thereto), and declared effective on October 25, 2004 (collectively, the “Prior Registration Statement”), and is being filed for the sole purpose of correcting the legal opinion previously filed.

Item 27.     Index to Exhibits.

      The following exhibits are filed with this Registration Statement:

Exhibit No.	Description

Exhibit 1.1:	Underwriting Agreement (incorporated by reference to Exhibit 1.1 to Registrant’s Registration Statement on Form SB-2, filed on September 16, 2004)
Exhibit 1.2:	Selected Dealers Agreement (incorporated by reference to Exhibit 1.2 to Registrant’s Registration Statement on Form SB-2, filed on September 16, 2004)
Exhibit 3.1:	Articles of Incorporation (incorporated by reference to Exhibit 3(i) to the Current Report on Form 8K dated October 1, 2001)
Exhibit 3.2:	Bylaws (incorporated by reference to Exhibit 3(ii) to the Current Report on Form 8K dated October 1, 2001)
Exhibit 4:	Specimen Certificate for Common Stock of Gateway Financial Holdings, Inc. (incorporated by reference to Exhibit 4.1 of Amendment No. 1 to the Registration Statement on Form S-3 filed September 20, 2001)
Exhibit 5:	Opinion of Maupin Taylor P.A. regarding the legality of the securities being registered*
Exhibit 10.1:	1999 Incentive Stock Option Plan of Gateway Financial Holdings, Inc. (incorporated by reference to Exhibit 10.1 to the Annual Report on Form 10K for the year ended December 31, 2001 (“2001 Annual Report”))
Exhibit 10.2:	1999 Non-Statutory Stock Option Plan of Gateway Financial Holdings, Inc. (incorporated by reference to Exhibit 10.2 to the 2001 Annual Report)
Exhibit 10.3:	2001 Non-Statutory Stock Option Plan of Gateway Financial Holdings, Inc. (incorporated by reference to Exhibit 10.3 to the 2001 Annual Report)
Exhibit 10.4	Purchase and Assumption Agreement between Provident Bank of Maryland and Gateway Bank and Trust Co. (incorporated by reference to Exhibit 10.4 to Registrant’s Registration Statement on Form SB-2, filed on September 16, 2004)
Exhibit 21:	Subsidiaries of the Registrant (incorporated by reference to Exhibit 21 to Registrant’s Registration Statement on Form SB-2, filed on September 16, 2004)
Exhibit 23.1:	Consent of Dixon Hughes PLLC
Exhibit 23.2:	Consent of Maupin Taylor PA (contained in Exhibit 5 hereto)
Exhibit 24:	Power of Attorney

*  Filed herewith.

SIGNATURES

      Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements of filing on Form SB-2 and has duly authorized this amendment to the registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Elizabeth City, State of North Carolina, on October 26, 2004.

GATEWAY FINANCIAL HOLDINGS, INC.

By:	/s/ D. BEN BERRY

D. Ben Berry
President and Chief Executive Officer

POWER OF ATTORNEY

      Pursuant to the requirements of the Securities Act of 1933, this amendment to the registration statement has been signed by the following persons in the capacities and on the dates indicated.

Name	Title	Date

/s/ D. BEN BERRY D. Ben Berry	Chairman, President and Chief Executive Officer	October 26, 2004

/s/ MARK A. HOLMES Mark A. Holmes	Chief Financial Officer	October 26, 2004

/s/ RICHARD W. WHITING* Richard W. Whiting	Director	October 26, 2004

/s/ WILLIAM BRUMSEY* William Brumsey III	Director	October 26, 2004

/s/ JIMMIE DIXON, JR.* Jimmie Dixon, Jr.	Director	October 26, 2004

/s/ JAMES H. FEREBEE, JR.* James H. Ferebee, Jr.	Director	October 26, 2004

/s/ CHARLES R. FRANKLIN, JR.* Charles R. Franklin, Jr.	Director	October 26, 2004

/s/ ROBERT Y. GREEN, JR.* Robert Y. Green, Jr.	Director	October 26, 2004

/s/ ROBERT WILLARD LUTHER, III* Robert Willard Luther, III	Director	October 26, 2004

/s/ FRANCES MORRISETTE NORRELL* Frances Morrisette Norrell	Director	October 26, 2004

Name	Title	Date

/s/ W. C. OWENS, JR.* W. C. Owens, Jr.	Director	October 26, 2004

/s/ OLLIN B. SYKES* Ollin B. Sykes	Director	October 26, 2004

/s/ RUSSELL E. TWIFORD* Russell E. Twiford	Director	October 26, 2004

/s/ FRANK T. WILLIAMS* Frank T. Williams	Director	October 26, 2004

/s/ JERRY T. WOMACK* Jerry T. Womack	Director	October 26, 2004

* Pursuant to Power of Attorney.